Exhibit 10.1

Execution Version

COMPANY STOCK PURCHASE AGREEMENT

THIS COMPANY STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of June 3, 2008, by and between CREDO PETROLEUM CORPORATION, a Colorado corporation (NASDAQ: CRED) (the “Company”), and RCH ENERGY OPPORTUNITY FUND II, LP, each a limited partnership organized under the laws of the State of Delaware (“Purchaser,” and collectively with the Company, the “Parties”).

WHEREAS, the Board of Directors of the Company (the “Board”) has deemed it advisable and in the best interests of the Company to issue and sell to Purchaser, and Purchaser desires to purchase from the Company, 1,150,000 shares of newly-issued common stock, par value $0.10 per share, of the Company (“Stock”) at a price of $14.50 per share;

WHEREAS, concurrently with and as a condition to the Closing (as hereinafter defined), Purchaser is purchasing 687,000 shares of Stock from certain directors of the Company (the “Tranche Two Stock Purchase”); and

WHEREAS, as an inducement and condition to the Parties entering into this Agreement, Purchaser and the Company desire to agree to a standstill provision with respect to the Stock and to certain additional rights for Purchaser with respect Board positions as further set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE OF PURCHASED STOCK

1.1                                 Sale of Stock. Upon the terms and subject to the conditions contained herein, upon (a) execution and delivery of this Agreement by all the Parties hereto, (b) the execution and delivery by Purchaser and the other parties thereto of the Stock Purchase Agreement, dated as of the date hereof, among Purchaser and James T. Huffman, Richard B. Stevens and William F. Skewes (the “Tranche Two Stock Purchase Agreement”) and (c) payment of the Purchase Price Amount (as hereinafter defined) in accordance with Section 1.2 hereof, the Company shall sell and transfer to Purchaser, and Purchaser shall purchase and accept from the Company, 1,150,000 shares of Stock (the “Purchased Stock”).

1.2                                 Payment by Purchaser. Upon the terms and subject to the conditions contained herein and in payment for the aforesaid sale and transfer of the Purchased Stock by the Company to Purchaser, Purchaser shall deliver or cause to be delivered at the Closing to the Company, by wire transfer or other means reasonably acceptable to the Company, an aggregate sum in cash equal to $14.50 per share, or $16,675,000 (the “Purchase Price Amount”).

1.3                                 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the purchase and sale of the Purchased Stock (the “Closing”) shall be held at 10:00 a.m. Mountain Daylight Time on the second business day following the satisfaction (or, to the extent permitted, the waiver by the Parties entitled to the benefits thereof) of the conditions set forth in Article V (other than any of such conditions that by their nature are to be fulfilled at Closing, but subject to the fulfillment or waiver of such conditions), or such other time and date as may be mutually agreed by the Parties hereto (the “Closing Date”), at the offices of Davis Graham & Stubbs LLP, 1550 17th Street, Denver, CO 80202, or such other location as may be mutually agreed to by the Parties hereto.

1.4                                 Stock Certificates. At the Closing, the Company shall deliver one or more certificates representing the Purchased Stock, each such certificate to be duly and validly issued in favor of Purchaser and otherwise sufficient to vest in Purchaser good title to the Purchased Stock.

1.5                                 Other Documents Delivered at Closing. The Parties shall each take all such other actions required hereby to be performed, and deliver all other documents, certificates and other items required to be delivered by it, prior to or on the Closing Date, including, without limitation, satisfying the conditions set forth in Article V.  All such documents and instruments delivered to any Party pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to such Party and its counsel.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser as follows:

2.1                                 Organization. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Colorado.  The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  The Company is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect.  For purposes of this Agreement, “Company Material Adverse Effect” means any result, occurrence, condition, fact, change, violation, event or effect that, individually or in the aggregate with any such other results, occurrences, conditions, facts, changes, violations, events or effects, is, or is reasonably likely to be, materially adverse to the condition (financial or otherwise), business, assets, or results of operations of the Company and its subsidiaries taken as a whole; provided, however, that a Company Material Adverse Effect shall not be deemed to include effects to the extent resulting from (i) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable generally to the Company, (ii) actions or omissions by the Company taken with the specific prior written and informed consent of Purchaser, (iii) changes in the prices of crude oil, natural gas or natural gas products which do not have a materially disproportionate effect on the Company relative to other industry participants, (iv) changes in global or national political conditions or general economic or market conditions which do not have a materially disproportionate effect on the Company, (v) any loss of employees resulting from the public disclosure of this Agreement or any related transaction or (vi) any change, in and of itself (as opposed to the facts underlying such change), in the trading price or volume of the Company’s capital stock.

2.2                                 Authorization. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board, and no other corporate action on the part of the Company or its shareholders is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the purchase and sale of the Purchased Stock.

2.3                                 Execution; Validity of Agreement. This Agreement has been duly executed and delivered by the Company, and assuming due and valid authorization, execution and delivery hereof by Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.4                                 Non-Contravention; Consents; Filings. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and compliance by the Company with any of the provisions hereof do not and will not (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Company, (b) require any filing by the Company with, or the issuance or grant to the Company of any permit, authorization, consent or approval of, (i) any court, arbitrator or arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”) or (ii) any other natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity or organization (a “Person”), (c) conflict with or violate any order, writ, injunction, decree, statute, rule or regulation applicable to, binding upon or enforceable against the Company or any of its properties or assets, (d) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its property or assets are bound or (e) result in the creation or imposition of any lien, charge, encumbrance, security interest, claim or right of others of whatever nature (each, a “Lien”) upon any property or assets of the Company under any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its property or assets is bound, except for (x) any filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and state securities or blue sky laws and (y) in the case of clauses (b), (c), (d) or (e), as would not reasonably be expected to have a Company Material Adverse Effect.

2.5                                 Good Title Conveyed. At the time of issuance, the Purchased Stock will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.  The stock certificates and other instruments to be executed and delivered by the Company to Purchaser at the Closing will be valid and binding obligations of the Company, enforceable in accordance with their respective terms, and will effectively vest in Purchaser good title to all the

Purchased Stock, free and clear of all Liens whatsoever, except restrictions on transfer arising under the Securities Act or any applicable state securities laws.

2.6                                 Capitalization of the Company. As of May 31, 2008, the authorized capital stock of the Company consisted of 20,000,000 shares of Stock, of which 9,330,536 shares were issued and outstanding and 185,610 shares were held in the treasury of the Company.  The only shares of Stock reserved for issuance as of such date consisted of 1,234,110 shares that were reserved or held for issuance pursuant to the Company’s equity compensation plans.  Except as referred to in the foregoing sentence, there are no outstanding subscriptions, options, warrants, rights (including “phantom” stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, “Options”), obligating the Company or any of its Subsidiaries to issue or sell any capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

2.7                                 Subsidiaries. The only material subsidiaries of the Company are SECO Energy Corporation, a Nevada corporation, and United Oil Corporation, an Oklahoma corporation (each a “Subsidiary” and together, the “Subsidiaries”).  All of the outstanding capital shares of each of the Subsidiaries are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of all Liens, except as would not reasonably be expected to have a Company Material Adverse Effect.

2.8                                 Redemption or Repurchase of Stock. As of the date hereof, there are no outstanding contractual obligations of the Company or either Subsidiary to repurchase, redeem or otherwise acquire any Stock or any capital shares of either Subsidiary, or, except as would not reasonably be expected to have a Company Material Adverse Effect, to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other Person.

2.9           SEC Reports and Financial Statements.

(a)                                  Since January 1, 2005, the Company has filed with the Securities and Exchange Commission (the “SEC”) all material forms, reports, schedules, registration statements, and other documents (together with all amendments thereof and supplements thereto) (as such documents have since the time of their filing been amended or supplemented, the “Company SEC Reports”) required to be filed by the Company with the SEC.  As of their respective dates and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act, the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the “Company Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and were prepared in accordance with United States generally accepted accounting principles in all material respects.

2.10                           Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since October 31, 2006, there has not been any change, event or development that had, or would be reasonably expected to have, individually or when aggregated with any other change(s), event(s) or development(s), a Company Material Adverse Effect.

2.11                           Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the balance sheet dated contained in the Company’s Form 10-Q for the quarter ended January 31, 2008, (b) for liabilities incurred since January 31, 2008 in the ordinary course of business consistent with past practice, (c) for liabilities incurred in the ordinary course under existing contracts (and not relating to any breach or violation thereof), (d) for liabilities for investment banking, accounting and legal fees incurred in connection with the negotiation, execution and delivery of this Agreement, the Tranche Two Stock Purchase Agreement and other negotiations involving Purchaser, (e) for liabilities which have been discharged or paid in full, and (f) for liabilities that have not had, and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has not incurred any liabilities (whether accrued, absolute, contingent or otherwise) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto) since January 31, 2008.

2.12                           Hedging. Except pursuant to a hedge agreement covering 80 MMbtus at NYMEX basis prices, ranging from $10.35 to $10.60 for the production months of December 2008 through March 2009 and except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries have no obligations as of the date of this Agreement for the delivery of hydrocarbons attributable to any of the Company’s or either of its Subsidiary’s properties in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value for the delivery of such hydrocarbons, and (b) neither the Company nor either of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts which are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities.

2.13                           Legal Proceedings. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (a) there are no pending or, to the knowledge of the Company, threatened actions, suits, arbitrations or proceedings relating to or affecting the Company, either of its Subsidiaries or any of their respective assets and properties that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect, (b) there are no pending or, to the knowledge of the Company, threatened Governmental Entity investigations or audits relating to or affecting the Company, either of its Subsidiaries or any of their respective assets and properties that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect, and (c) neither the Company nor either of its Subsidiaries is subject to any orders of any Governmental Entity that are specific to the Company and that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

2.14                           Permits and Licenses. The Company and each of its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except for any such failures to possess the same as would not have a Company Material Adverse Effect.  Neither the Company nor either of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such license, certificate, authorization or permit that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Company Material Adverse Effect.

2.15                           Taxes. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (a) the Company and its Subsidiaries have filed all foreign, federal, state and local tax returns that are required to be filed (or have requested extensions thereof), except for any failures to file that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and (b) the Company and its Subsidiaries have paid all taxes required to be paid by them and any other assessments, fines or penalties levied against them, to the extent that any of the foregoing is or was due and payable, except for any assessments, fines or penalties that are currently being contested in good faith, and except in the case of (a) or (b), matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.16                           Compliance with ERISA. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as would not reasonably be expected to have a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974 (“ERISA”) and the regulations and published interpretations thereunder with respect to each “plan” (as defined in Section 3(3) of ERISA and such regulations and published interpretations) in which its employees are eligible to participate and each such plan (excluding any multiemployer plan, as defined in Section 3(37) of ERISA, that is not sponsored or maintained by the Company or its Subsidiaries) is in compliance with the presently applicable provisions of ERISA and such regulations and published interpretations and (b) the Company and its Subsidiaries have not incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA.

2.17                           Absence of Violations and Defaults.  None of the Company and its Subsidiaries is in violation or default of (a) any provision of its formation or governing documents in any material respect, (b) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party, by which it is bound or to which its property is subject, or (c) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over it or any of its properties or assets, as applicable, except, in the case of clauses (b) or (c), for any violations or defaults that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.18                           Labor Matters. No labor problem or dispute with the employees of the Company or its Subsidiaries exists or, to the knowledge of the Company, is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its Subsidiaries’ principal suppliers, contractors or customers, that in any such case has had or would reasonably be expected have a Company Material Adverse Effect.

2.19                           Environmental Matters. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries (a) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (b) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its respective business and (c) is in compliance with all terms and conditions of any such permit, license or approval.  In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties).  On the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, have a Company Material Adverse Effect, other than as disclosed in the Company SEC Reports.

2.20                           Insurance. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as would not reasonably be expected to have a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance insuring the Company, its Subsidiaries or any of their respective businesses, assets and employees are in full force and effect; the Company and its Subsidiaries are in compliance with the terms of such policies and instruments; there are no claims by the Company or either of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor either Subsidiary has been refused any insurance coverage sought or applied for; and the Company has no reason to believe that it will not be able to renew its and the Subsidiaries’ existing insurance coverage as and when such coverage expires, or to obtain similar coverage from similar insurers as may be necessary to continue its and their business, in either case at a cost that would not have a Material Adverse Effect.

2.21                           Intellectual Property. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries own, possess, license or have other rights to use, on reasonable terms, all material patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property necessary for the conduct of its or their business as currently conducted.

2.22                           Adequacy of Controls. The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in each such certification were complete and correct as of their respective dates; and, except as would not reasonably be expected to have a Company Material Adverse Effect, the Company’s directors and officers are each in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC and the NASDAQ Stock Market promulgated thereunder.

2.23                           Material Weaknesses.  Except as described in the Company SEC Reports, the Company is not aware of any circumstances that in its judgment constitute material weaknesses in its internal control over financial reporting, and the Company has not received any written notice from its auditors indicating that they believe a material weakness in the Company’s internal controls exists, other than as disclosed in the Company SEC Reports.

2.24                           Brokers’ and Finders’ Fees. Other than fees payable to Merrill Lynch for its services as financial advisor, the Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

2.25                           Valid Private Placement.  Assuming the accuracy of the representations and warranties of the Purchaser contained in this Agreement, the sale and issuance of the Purchased Stock pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither the Company, nor to the knowledge of the Company, any authorized representative acting on its behalf has taken or will take any action hereafter that will cause the loss of such exemption.

2.26                           Takeover Matters.

(a)                                  Except for the Rights Agreement, dated April 11, 1989, as amended February 24, 1999, between the Company and American Securities Transfer, Incorporated, as the original rights agent, (the “Rights Agreement”) (a correct and complete copy of which, together with all amendments thereto, as in effect on the date hereof, has been filed by the Company with the SEC) neither the Company nor any Subsidiary of the Company (as defined in the Rights Agreement) has in effect any shareholder rights plan, commonly or colloquially known as a “poison pill” or “anti-takeover” plan, or any similar plan, device or arrangement, and the Board of Directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement.

(b)                                 The Board of Directors of the Company has taken all necessary action under the Rights Agreement (including having amended such agreement but without redeeming the Rights (as defined therein)) so that none of the execution, delivery and performance of this Agreement (including the purchase and sale of the Purchased Stock pursuant to this Agreement) or any other transaction contemplated hereby will cause (i) the Rights to become exercisable under the Rights Agreement or to separate from the stock certificates to which they are attached,

(ii) a Shares Acquisition Date (as defined in the Rights Agreement) to occur, or (iii) Purchaser to be deemed an Acquiring Person (as defined in the Rights Agreement).

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

The Purchaser hereby represents and warrants to and covenants with the Company as follows:

3.1                                 Organization; Authorization; Validity of Agreement. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  All action on the part of Purchaser for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder have been taken.  This Agreement has been duly executed and delivered by Purchaser, and assuming due and valid authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2                                 Non-Contravention; Consents; Filings. The execution, delivery or performance of this Agreement by Purchaser, the consummation by Purchaser of the purchase of the Purchased Stock and compliance by Purchaser with any of the provisions hereof and thereof do not and will not (a) conflict with or result in any breach of any provision of the partnership agreement or certificate of formation of Purchaser, (b) require any filing by Purchaser with, or the issuance or grant to Purchaser of any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with or violate any order, writ, injunction, decree, statute, rule or regulation applicable to, binding upon or enforceable against Purchaser or any of its properties or assets, or (d) result in a violation or breach of, constitute (with or without lapse of time or both) a default under, give rise to any right of termination, amendment, cancellation or acceleration under, or result in the creation or imposition of any Lien upon any property or assets of Purchaser under, any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or its property or assets are bound, except for (i) any failures to make any such filing or obtain any such permit, authorization, consent or approval, (ii) in the case of clauses (c) and (d) only, any conflicts, violations, breaches or defaults, and (iii) any Liens that have not had, and, as would not reasonably be expected to have, a Purchaser Material Adverse Effect. For purposes of this Agreement, “Purchaser Material Adverse Effect” means any result, occurrence, condition, fact, change, violation, event or effect that, individually or in the aggregate with any such other results, occurrences, conditions, facts, changes, violations, events or effects, is, or is reasonably likely to be, materially adverse to the condition (financial or otherwise), business, assets, or results of operations of the Purchaser and its affiliates taken as a whole; provided, however, that a Purchaser Material Adverse Effect shall not be deemed to include effects to the extent resulting from (i) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable generally to the Purchaser, (ii) actions or omissions by the Purchaser taken with the specific prior written and informed consent of Company, (iii) changes in the prices of crude oil, natural gas or natural gas products which do not have a materially disproportionate effect on the Purchaser relative to other industry participants, or (iv) changes in global or national political conditions or general economic or market conditions which do not have a materially disproportionate effect on the Purchaser.

3.3           Investment Experience/Accredited Investor/Restricted Securities. Purchaser is an “accredited investor” as defined in Regulation D under the Securities Act and able to bear the economic risk of holding the Purchased Stock for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Purchased Stock.  Purchaser understands that shares of the Purchased Stock are characterized as “restricted securities” under the federal securities laws and that under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances.  In the absence of an effective registration statement covering the Purchased Stock or an available exemption from registration under the Securities Act, the Purchased Stock must be held indefinitely.  In this connection, Purchaser represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  Purchaser is acquiring the Purchased Stock for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof.

3.4           Brokers’ and Finders’ Fees. Except as previously disclosed in writing to the Company, Purchaser has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

3.5           Ownership of Stock. As of the date hereof, Purchaser is not the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of any Stock.

3.6           Standstill Provision. Except for the Tranche Two Stock Purchase and the Purchased Stock, and without in any way limiting the representations set forth above, Purchaser further agrees that, for a period of twenty-four (24) months from the Closing, without the prior written consent of the Company, it shall not, nor shall any of its affiliates (a) acquire, offer to acquire or agree to acquire (including in the public markets) from any Person, directly or indirectly, by purchase or merger, through the acquisition of control of another Person, by joining a partnership, limited partnership or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, beneficial ownership of any Stock of the Company, or direct or indirect rights (including convertible securities) or options to acquire such beneficial ownership (or otherwise act in concert with respect to any such securities, rights or options with any Person that so acquires, offers to acquire or agrees to acquire); provided, however, that no such additional ownership shall be deemed to have occurred solely due to (i) a stock split, reverse stock split, reclassification, reorganization or other transaction by the Company affecting any class of the outstanding capital stock of the Company generally, (ii) a stock dividend or other pro rata distribution by the Company to holders of its outstanding capital stock, (iii) any increase in the percentage ownership by Purchaser of outstanding shares of Stock of the Company resulting from any action taken by the Company, including the repurchase of shares of Stock of the Company pursuant to any share repurchase or similar program, or (b) initiate, propose or participate in a solicitation any proxies or consents with respect to the Company except in conformity with the recommendations of the Board.

ARTICLE IV
BOARD OF DIRECTORS

4.1                                 Expansion of Board. Effective at the Closing, the Board shall cause the Board to be increased by one (1) additional Class II member, so that the Board shall consist of a total of seven (7) directors.

4.2                                 Purchaser’s Entitlement to Board Nominees. Effective at the Closing, Purchaser shall be entitled to designate two (2) members of the Board: one, John A. Rigas, to fill the existing vacancy in Class III on the Board, and the other, W. Mark Meyer, to fill the newly-created Board seat in Class II, as set forth in Section 4.1 (the “Initial Purchaser Designees”).  Thereafter, (a) for so long as Purchaser beneficially owns at least fifteen percent (15%) of the outstanding Stock, Purchaser shall have the right to designate one (1) nominee in Class II and one (1) nominee in Class III for election to the Board;  and (b) for so long as Purchaser beneficially own at least ten percent (10%) but less than fifteen percent (15%) of the outstanding Stock, Purchaser shall be entitled to designate one (1) nominee in Class III for election to serve on the Board (each individual nominated by Purchaser pursuant to the procedures set forth in Section 4.3 being a “Nominee” and collectively, the “Nominees”).  Each Nominee must be an individual who may reasonably be determined by the Board to be independent as defined under both the NASDAQ rules and the Company’s organizational documents, it being understood that only the Board may make a definitive determination regarding the independence of any director, and the Company shall be entitled to request any reasonable information regarding the Nominee that would bear on the independence of the Nominee, including information regarding any affiliated transactions or relationships.  In order to designate a Nominee, Purchaser shall provide written notice to the Board, which notice shall contain the names of the Nominee, the information required by Regulation 14A for each such Nominee and the committee(s), if any, on which such Nominee is nominated to serve (the “Nomination Notice”).

4.3                                 Procedures for Selection and Election of Nominees. By written notice to the Company, Purchaser may designate the Initial Purchaser Designees to be nominated for re-election to the Board at any Board meeting during which director nominees of their respective classes are approved.  In the event Purchaser wishes to designate a new Nominee for election in the place of one or both of the Initial Purchaser Designees or any subsequent Nominees pursuant to the provisions set forth in Section 4.2, Purchaser shall provide a Nomination Notice to the Board in accordance with the procedures described in the proxy statement for the Company’s most recent annual meeting of shareholders, identifying each Nominee.  Upon receiving a Nomination Notice, the Board shall take all actions reasonably necessary to include such Nominee(s) in the Company’s next election of members of the Board by the shareholders and shall also recommend that the shareholders of the Company elect such Nominee(s) to the Board, providing such written recommendation in any proxy materials presented to the shareholders of the Company for such election.

ARTICLE V
CLOSING CONDITIONS

5.1           Conditions to the Obligation of Each Party. The respective obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing Date, of the following conditions:

(a)           No action, suit or proceeding instituted by any Governmental Entity shall be pending, and no statute, rule, order, decree, regulation, injunction or judgment of any court or Governmental Entity may be in effect, in each case, that would prohibit, restrain, enjoin or restrict the consummation of the transactions contemplated hereby.

(b)           Any necessary approval of or notification to NASDAQ, if required, shall have been obtained or provided.

(c)           The closing of the Tranche Two Stock Purchase shall have occurred (it being understood and agreed that such closing shall occur simultaneously with the Closing hereunder).

5.2           Conditions to the Obligations of Purchaser. The obligation of the Purchaser to effect the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Purchaser), at or prior to the Closing Date, of the following conditions:

(a)           The representations and warranties of the Company set forth in Article II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such date).

(b)           The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing in all material respects.

(c)           The Company shall have delivered stock certificates representing the Purchased Stock as described herein.

(d)           The Company shall have delivered a duly executed counterpart of the Registration Rights Agreement, in a customary form to be agreed upon by the Parties prior to Closing (the “Registration Rights Agreement”).

(e)           Purchaser shall have received an opinion from legal counsel to the Company in customary form, dated the Closing date, as to the existence and good standing of the Company, the valid issuance of the Stock, due authority to enter into this Agreement and enforceability of this Agreement.

5.3           Conditions to the Obligation of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company), at or prior to the Closing Date, of the following conditions:

(a)           The representations and warranties of the Purchaser set forth in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such date).

(b)           The Purchaser shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by each of them on or before the Closing in all material respects.

(c)           Purchaser shall have paid the Purchase Price Amount.

(d)           Purchaser shall have delivered a duly executed counterpart of the Registration Rights Agreement between the Parties.

ARTICLE VI

INDEMNIFICATION

6.1           Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto shall survive the Closing until the first anniversary of the Closing Date, except that the representations and warranties in Section 2.1, Section 2.2, Section 2.5, Section 2.6 and Section 3.3 shall survive indefinitely.  Notwithstanding the foregoing, the representations and warranties of a party will not expire with respect to any written claims delivered to the other party prior to the applicable expiration period of any such representations, warranties or covenants as provided above.

6.2           Indemnification.  Each party (the “Indemnifying Party”) shall indemnify, save and hold the other party and its affiliates, directors, officers, employees, and their respective agents (each, an “Indemnified Party”), harmless from and against any and all costs, losses, charges, liabilities, obligations, damages, punitive damages (but only to the extent that they are actually awarded in Third-Party Claims), lawsuits, actions, judgments, deficiencies, demands, fees, claims, settlements and reasonable expenses (whether arising out of Third-Party Claims or otherwise), including, without limitation, interest, penalties, costs of litigation, reasonable attorneys’ fees and expenses, all amounts paid in the investigation, defense or settlement of any of the foregoing, and including consequential damages (but only to the extent that they are actually awarded in Third-Party Claims) (collectively, “Losses”) incurred in connection with, arising out of, resulting from or relating or incident to any inaccuracy or incorrectness of, or any other breach of, any representation or warranty of or by the Indemnifying Party in or pursuant to this Agreement.  The claims for indemnity by any Indemnified Person pursuant to this Section 6.2 are referred to as “Claims.”  The indemnification obligations of the Indemnifying Party pursuant to this Section 6.2 shall be limited to Claims for Losses as to which written notice is delivered to the Indemnifying Party prior to the last date of survival of the applicable representation and warranty as provided in Section 6.1.

6.3           Exclusive Remedy.  The indemnification provided for in this Section 6 shall constitute the Indemnified Parties’ sole monetary remedy against the Indemnifying Party in respect of any breach of any representation or warranty of the Indemnifying Party set forth herein; provided, however, that the foregoing shall not apply to claims of fraud by the Indemnifying Party in connection with the transactions contemplated hereby.

6.4           Third-Party Claims.  The Indemnified Party shall give written notice to the Indemnifying Party promptly, but not later than fifteen (15) days, after such Indemnified Party receives written notice of any claim, action, suit, proceeding or demand asserted by any person who is not a party (or a successor to a party) to this Agreement (a “Third-Party Claim”) that is or may give rise to an indemnification claim, or otherwise becomes aware of the basis for such a claim; provided, however, that the failure of the Indemnified Party to give notice as provided in this Section 6.4 shall not relieve any Indemnifying Party of its obligations under Section 6.2, except to the extent that such failure actually and materially prejudices the rights of the Indemnifying Party.  The Indemnifying Party may elect to assume the defense of any Third-Party Claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party, who shall in such case conduct the defense of such claim, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at its own expense, and may retain counsel of its choice at its own expense; provided further that the Indemnified Party shall have the right to employ, at the Indemnifying Party’s expense, one firm of counsel of its choice, and local counsel in each applicable jurisdiction (if more than one jurisdiction is involved), to represent the Indemnified Party if, in the Indemnified Party’s reasonable judgment, there exists a conflict of interest between the Indemnified Party and the Indemnifying Party, or if the Indemnifying Party (a) elects not to defend, compromise or settle a Third-Party Claim or (b) having timely elected to defend a Third-Party Claim, fails adequately to prosecute or pursue such defense, then in each case the Indemnified Party may defend such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party.  The Indemnifying Party, in the defense of any such litigation or proceeding, shall not, except with the prior written approval of the Indemnified Party, consent to entry of any judgment or entry into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability with respect to such litigation or proceeding.  The Indemnified Party shall not settle or compromise any such claim without the prior written approval of the Indemnifying Party, which approval shall not be unreasonably withheld or delayed.

ARTICLE VII
GENERAL PROVISIONS

7.1           Further Assurances. Subject to the terms and conditions of this Agreement, Purchaser and the Company shall use all reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

7.2           FIRPTA. If requested by Purchaser, the Company shall provide to Purchaser, at the Closing, an affidavit in form and substance reasonably satisfactory to Purchaser, duly executed and acknowledged, certifying facts that would exempt from any withholding requirements under Section 1445 of the Internal Revenue Code of 1986, as amended, any payments for any United States real property interest being transferred pursuant to this Agreement.

7.3           Entire Agreement; Amendment and Waiver. Except at provided in this Section 7.3, this Agreement, including the exhibits hereto, the Tranche Two Stock Purchase Agreement, the Letter Agreement dated March 26, 2008, and the other documents delivered pursuant to this Agreement, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.  RCH Energy Opportunity Fund II, LP and the Company agree that the Master Agreement dated January 28, 2008, between RCH Energy Opportunity Fund II, LP, Credo Petroleum Corporation and Hal D. McVey shall automatically terminate upon Closing, except that the “Calliope Gas Recovery System Confidential Disclosure Agreement” attached as Exhibit “D” to said Master Agreement shall survive the termination of the Master Agreement.  In the event of a conflict between the terms of the Letter Agreement dated March 26, 2008, and the Calliope Gas Recovery System Confidential Disclosure Agreement, the terms of the Calliope Gas Recovery System Confidential Disclosure Agreement shall prevail.  No amendment of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by all of the Parties.  Any failure of a Party to comply with any obligation, agreement or condition hereunder may only be waived in writing by the other Parties, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.4           Notices. Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally or (b) sent (i) by Federal Express, DHL or UPS or (ii) by registered or certified mail, postage prepaid, in each case, addressed as follows:

If to the Company:

CREDO Petroleum Corporation
1801 Broadway, Suite 900
Denver, Colorado  80202
Attention:  James T. Huffman

with a copy to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO  80202-1500
Attention:  John Elofson

If to Purchaser:

RCH Energy Opportunity Fund II, LP
21 Waterway, Suite 200
The Woodlands, TX  77380

Attn: John A. Rigas

With a copy to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas  77002
Attention:  Gislar Donnenberg

Each of the Parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other Parties hereto

7.5           Fees and Expenses. All fees and expenses incurred by the Parties in connection with the transactions contemplated hereby shall be borne by the Party incurring such fees and expenses.

7.6           Governing Law; Jurisdiction. This Agreement shall be governed by and be construed in accordance with the laws of the State of Colorado, without giving effect to the principles of conflicts of laws thereof.  Each party to this Agreement submits to the exclusive jurisdiction of any state or federal court sitting in the State of Colorado in any dispute or action arising out of or relating to this Agreement and agrees that all claims in respect of such dispute or action will be heard and determined in any such court.  Each party also agrees not to bring any dispute or action arising out of or relating to this Agreement in any other court.  Each party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by dispute or action on the judgment or in any other manner provided at law (common, statutory or other) or in equity.  Each party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.  Each Party shall be entitled to seek to enforce specifically the terms and provisions of this Agreement against the other Party under any remedy to which they are entitled at law or in equity, including specific performance.

7.7           Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.  Facsimile signatures shall have the same binding effect as original signatures.

7.8           Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.  The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

7.9           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.10         Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

PURCHASER

RCH ENERGY OPPORTUNITY FUND II, LP
By: RCH Energy Opportunity Fund II GP, LP;
its general partner
By: RR Advisors, LLC; its general partner

By:	/s/ W. Mark Meyer
W. Mark Meyer
President

COMPANY

CREDO PETROLEUM CORPORATION

By:	/s/ James T. Huffman
James T. Huffman
President, Chief Executive Officer and
Chairman of the Board of Directors